CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statements No. 333-147801 and 2-80883 on Form S-8 and Registration Statements No. 33-54104 and 33-29220 on Form S-3 of Old Republic International Corporation of our report dated June 23, 2008, relating to the financial statements and supplemental schedules of Old Republic International Corporation Employees Savings And Stock Ownership Plan as of and for the year ended December 31, 2007 included in the Annual Report on Form 11-K for the year ended December 31, 2007.  It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 2007, or performed any audit procedures subsequent to the date of our report.

/s/ Mayer Hoffman McCann P.C.

MAYER HOFFMAN MCCANN P.C.

Minneapolis, Minnesota
June 26, 2008